APAC'S Fourth Quarter 1998 Results to be Below Analysts' Expectations

DEERFIELD, Ill., Dec. 21 /PRNewswire/ -- APAC Teleservices, Inc. (Nasdaq: APAC news), today announced it anticipates it will report results for its fourth fiscal quarter ended December 27, 1998 which are significantly lower than current analysts' earnings expectations of $0.09 per share. The Company does not expect to be profitable in the fourth quarter, primarily as a result of lower estimated revenues. The Company anticipates its fourth quarter net revenue will be below net revenue recorded for the third quarter. Actual results for the quarter remain partially dependent on the results of certain of the Company's operations for the remainder of the quarter. The Company anticipates reporting the results of its fourth quarter operations in mid-February, 1999.

Revenues from the Company's largest telecommunications customer will be significantly below third quarter levels, due to unexpected downward changes in the customer's level of business with the Company during the course of the quarter. Primarily as a result of these unexpected changes, revenues of the Company's Sales Solutions division for the fourth quarter will be significantly below third quarter levels.

This release contains certain statements that describe the Company's assessments of future business conditions and the outlook for the Company based on available information. Whenever possible, the Company has identified these "forward-looking" statements (as defined in Section 21E of the Securities and Exchange Act of 1934) by words such as "anticipates," "believes," "estimates," "expects," and similar phrases. These forward- looking statements are based upon assumptions the Company believes are reasonable; however such statements are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those expressed in, or implied by, these statements. Some forward looking statements in this release concern anticipated revenue levels, cost estimates and resulting earnings that are not necessarily indicative of subsequent periods due to the level and mix of future sales, which may vary significantly from quarter to quarter. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. A discussion of the risks and uncertainties related to forward-looking statements by the Company is contained in its Form 10-K Report for the fiscal year ended December 28, 1997 filed with the Securities & Exchange Commission on March 27, 1998.

SOURCE: APAC TeleServices, Inc.